Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease to be Added to S&P SmallCap 600

Company will be Added to the S&P SmallCap 600 GICS Diversified REITs Sub-Industry Index Effective Friday, March 9, 2018

New York, March 9, 2018 – Global Net Lease, Inc. (NYSE: GNL), a real estate investment trust focused on acquiring and managing a diversified portfolio of single tenant net lease commercial properties in the U.S. and Europe, announced today it will be added to the S&P SmallCap 600 GICS Diversified REITs Sub-Industry Index effective prior to the market open on Friday, March 9, 2018.

The S&P SmallCap 600 is an index offered by S&P Dow Jones Indices that is designed to measure the small-cap segment of the U.S. equity market. The index is designed to track companies that meet specific inclusion criteria to ensure that they are liquid and financially viable. Constituent selection is at the discretion of the Index Committee and is based on the eligibility criteria.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

About S&P Dow Jones Indices

S&P Dow Jones Indices is the largest global resource for essential index-based concepts, data and research, and home to iconic financial market indicators, such as the S&P 500® and the Dow Jones Industrial Average®. More assets are invested in products based on our indices than products based on indices from any other provider in the world. Since Charles Dow invented the first index in 1884, S&P DJI has become home to over 1,000,000 indices across the spectrum of asset classes that have helped define the way investors measure and trade the markets.

S&P Dow Jones Indices is a division of S&P Global, which provides essential intelligence for individuals, companies, and governments to make decisions with confidence. For more information, visit www.spdji.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investors and Media:
Email: investorrelations@globalnetlease.com
Phone: (212) 415-6510